EXHIBIT 99.1

Whole Foods Market Reports Third Quarter Results

Comparable Store Sales Increase 8.4% Including a Positive 60 Basis Point Impact from the Easter Shift;
Company Produces 5.9% Operating Margin and $0.50 in Earnings per Share,
Raises EPS Guidance for Fiscal Year 2011 and Provides Initial Outlook for Fiscal Year 2012

AUSTIN, Texas, July 27, 2011 (GLOBE NEWSWIRE) -- Whole Foods Market, Inc. (Nasdaq:WFM) today reported results for the 12-week third quarter ended July 3, 2011. Sales for the quarter increased 11% to $2.4 billion. Comparable store sales increased 8.4%, or 17.2% on a two-year stacked basis. Identical store sales, excluding four relocations and one expansion, increased 8.1%, or 16.5% on a two-year stacked basis. One and two-year comparable and identical store sales growth included a positive impact of 60 basis points from Easter shifting from the second quarter last year to the third quarter this year. Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased 15% from the prior year to $206.8 million, net income increased 35% to $88.5 million, and diluted earnings per share increased 30% to $0.50. Results included a LIFO charge of $3.5 million versus a credit of $3.7 million in the prior year; net interest income of $1.7 million versus net interest expense of $5.9 million in the prior year; and an effective tax rate of 37.8% versus 40.1% in the prior year.

"We are continuing to gain market share at a faster rate than most public food retailers as reflected in our 8.5% comparable store sales growth year to date. We attribute much of our success to our value efforts, which have improved our price image, and to continuing to raise the bar in areas that matter to our customers, particularly quality standards and health and wellness," said Walter Robb, co-chief executive officer of Whole Foods Market. "We are producing consistently strong top- and bottom-line results and are very excited to be accelerating our new store openings once again. Through continued innovation and ongoing discipline around expenses and capital allocation, we expect to deliver higher levels of both operating performance and returns on invested capital over time."

The following table shows the Company's comparable and identical store sales results for the last five quarters and for the first three weeks of the current fourth quarter through July 24, 2011.

QTD
	3Q10	4Q10	1Q11	2Q11*	3Q11*	4Q11
Sales growth	15.2%	14.7%	13.8%	11.6%	10.9%

Comparable store sales growth	8.8%	8.7%	9.1%	7.8%	8.4%	9.5%
Two-year comps	6.3%	7.7%	12.6%	16.5%	17.2%	17.2%

Identical store sales growth	8.4%	8.7%	9.1%	7.8%	8.1%	9.3%
Two-year idents	4.6%	6.4%	11.6%	15.5%	16.5%	17.0%
Sequential basis point change	272	178	518	392**	106**

*Comparable and identical store sales growth includes a negative 50 basis point impact in 2Q11 and a positive 60 basis point impact in 3Q11 from the Easter shift.

**Excluding the Easter shift in both quarters, two-year idents on a sequential basis increased 440 basis points to 16.0% in 2Q11 and declined five basis points to 15.9% in 3Q11.

For the quarter, the LIFO charge was $3.5 million versus a credit of $3.7 million in the prior year, a negative impact of 32 basis points. Excluding LIFO, gross profit increased 52 basis points to 35.5% of sales driven by an improvement in both cost of goods sold and occupancy costs as a percentage of sales. Direct store expenses improved 36 basis points to 25.9% of sales due primarily to leverage in wages and depreciation as a percentage of sales.  As a result, store contribution, excluding LIFO, improved 88 basis points to 9.6% of sales.

For stores in the identical store base, gross profit improved 57 basis points to 35.5% of sales, direct store expenses improved 50 basis points to 25.7% of sales, and store contribution improved 107 basis points to 9.8% of sales.

G&A expenses decreased 11 basis points to 3.0% of sales.

Pre-opening expenses were $11.8 million versus $8.7 million in the prior year. Relocation, store closure and lease termination costs were $2.4 million versus $0.7 million in the prior year.

Net interest income was $1.7 million versus net interest expense of $5.9 million in the prior year. This change was due mainly to a $495.6 million decrease in total debt from the prior year.

The effective tax rate was 37.8% versus 40.1% in the prior year due to savings realized by the Company as a result of certain initiatives and investments.

During the quarter, the Company produced $192.4 million in cash flow from operations and invested $102.0 million in capital expenditures, of which $66.6 million related to new stores. This resulted in free cash flow of $90.4 million. In addition, the Company repaid the remaining $190 million balance on its term loan and paid $17.6 million in dividends to shareholders. At the end of the quarter, total cash and cash equivalents, restricted cash, and investments were $664.0 million, and total debt (capital lease obligations) was $18.0 million.

Additional information on the quarter for comparable stores and all stores is provided in the following table.

		NOPAT	# of	Average	Total
Comparable Stores	Comps	ROIC*	Stores	Size	Square Feet
Over 15 years old (18.9 years old, s.f. weighted)	4.1%	113%	61	26,600	1,620,700
Between 11 and 15 years old	8.4%	79%	64	31,000	1,986,800
Between eight and 11 years old	6.9%	73%	44	33,800	1,486,800
Between five and eight years old	7.7%	55%	50	42,400	2,117,900
Between two and five years old	11.9%	14%	57	54,800	3,121,900
Less than two years old (including four relocations)	14.3%	7%	22	43,800	963,500

All comparable stores (8.5 years old, s.f. weighted)	8.4%	41%	298	37,900	11,297,600
All stores (8.2 years old, s.f. weighted)		38%	308	37,900	11,673,200

*Reflects store-level capital and net operating profit after taxes ("NOPAT"), including pre-opening expense

Fiscal Year Results

For the 40-week period ended July 3, 2011, sales increased 12% to $7.8 billion. Comparable store sales increased 8.5%, or 15.1% on a two-year stacked basis. Identical store sales, excluding four relocations and one expansion, increased 8.4%, or 14.2% on a two-year stacked basis. EBITDA increased 18% to $649.4 million, income available to common shareholders increased 46% to $267.1 million, and diluted earnings per share increased 38% to $1.51. Fiscal-year results included a LIFO charge of $6.5 million versus a credit of $6.5 million in the prior year; store closure reserve adjustments of $0.5 million versus $7.6 million in the prior year; a gain of $3.2 million in the prior year from the sale of a non-operating property; net interest income of $2.6 million versus net interest expense of $20.5 million in the prior year; and an effective tax rate of 38.3% versus 40.5% in the prior year.

Year to date, the Company has produced $595.2 million in cash flow from operations and invested $271.6 million in capital expenditures, of which $156.0 million related to new stores. This resulted in free cash flow of $323.6 million. In addition, the Company repaid the $490 million balance on its term loan and, through July 27, 2011, has paid approximately $52.6 million in dividends to shareholders.

The following table shows the Company's year-to-date results through the third quarter for certain line items compared to its historical five-year ranges and averages.

	FY06-FY10 Range		FY06-FY10	FY11
	Low	High	Average	YTD
Sales growth	1.0%	23.6%	14.2%	12.2%
Comparable store sales growth	-3.1%	11.0%	5.4%	8.5%
Identical store sales growth	-4.3%	10.3%	4.4%	8.4%
Ending square footage growth	6%	46%	15%	4%
Percent of sales from new & relocated stores	7%	9%	7%	4%

Gross profit	34.0%	34.9%	34.6%	35.1%
Direct store expenses	25.4%	26.7%	26.3%	26.0%
Store contribution	7.5%	9.6%	8.3%	9.1%
G&A expenses	3.0%	3.4%	3.2%	3.1%

Growth and Development

The Company opened seven stores, including three relocations, in the third quarter and has opened two stores, including one relocation, so far in the fourth quarter. The Company expects to open three additional new stores, including one relocation, in the fourth quarter. The Company currently has 309 stores totaling approximately 11.7 million square feet.

The Company has recently signed eight new leases averaging 30,400 square feet in size in Tucson, AZ; Fremont, CA; Newport Beach, CA; Basalt, CO; Detroit, MI; Columbia, SC; Virginia Beach, VA; and Cheltenham, United Kingdom.  These stores currently are scheduled to open in fiscal year 2012 and beyond.

The following table provides additional information about the Company's store openings in fiscal years 2010 and 2011 year to date, leases currently tendered but unopened, and total development pipeline (including leases currently tendered) for stores scheduled to open through fiscal year 2015. For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion.

	Stores	Stores	Current	Current
	Opened	Opened	Leases	Leases
New Store Information	FY10	FY11 YTD	Tendered	Signed
Number of stores (including relocations)	16	15	16	61
Number of relocations	0	5	2	5
New markets	4	0	2	12
Average store size (gross square feet)	42,600	37,700	38,000	36,100
Total square footage	682,200	564,800	607,700	2,214,200
Average tender period in months	10.9
Average pre-opening expense per store (incl. rent)	$2.6 mil
Average pre-opening rent per store	$1.2 mil
Average development cost (excl. pre-opening)	$11.1 mil
Average development cost per square foot	$261

Outlook for Fiscal Years 2011 and 2012

Based on its third quarter results and updated assumptions for the fourth quarter, the Company is raising its diluted earnings per share range for fiscal year 2011 to $1.91 to $1.92, an increase of 34% year over year.  The Company also is providing its initial outlook for fiscal year 2012.  The Company notes that fiscal year 2012 will be a 53-week year, with the extra week falling in the fourth quarter, making it a 13-week quarter.

The following table provides additional information on the Company's expectations for the fourth quarter, updated outlook for fiscal year 2011, and initial outlook for fiscal year 2012 on a 53-week basis.  The Company notes the fourth quarter is seasonally its weakest quarter of the year in terms of average weekly sales and store contribution excluding LIFO.

"We are not expecting our acceleration in new store openings to have a meaningful impact on our earnings growth," said John Mackey, co-founder and co-chief executive officer of Whole Foods Market.  "While new stores produce lower store contribution than mature stores, we estimate new stores will account for just 5% of our total sales and thus should not have a material negative impact on our results.  In addition, our new stores are smaller, we are investing less capital in them, and we expect they will achieve higher returns on invested capital than the larger stores we have opened in the past."

	Prior	Current	Q3 YTD	Q4	FY12
	FY11 Outlook	FY11 Outlook	Actuals	Implied Outlook	53-Week Outlook*
Sales growth	11.7% - 12.6%	12.2% - 12.4%	12.2%	11.9% - 12.9%	13% - 15%
Comparable store sales growth	7.9% - 8.9%	8.5% - 8.7%	8.5%	8.5% - 9.5%	6.8% - 8.8%
Two-year comps	15.0% - 16.0%	15.6% - 15.8%	15.1%	17.2% - 18.2%	15.2% - 17.3%
Identical store sales growth	7.8% - 8.7%	8.3% - 8.6%	8.4%	8.2% - 9.2%	6.5% - 8.5%
Two-year idents	14.3% - 15.2%	14.8% - 15.1%	14.2%	16.9% - 17.9%	14.7% - 16.8%

Number of new stores	17	18	13	5	24 - 27
% of sales from new stores	4%	4%	4%	6%	5%
Ending square footage growth	5%	5%	4%	5%	7% - 8%

LIFO charge	$5.5 -- $6.0 mil	$10.0 -- $11.0 mil	$6.5 mil	$3.5 -- $4.5 mil	$5 -- $8 mil
G&A expenses	3.0%	3.1%	3.1%	3.1%	3.0%
Pre-opening and relocation costs	$50.0 -- $53.0 mil	$48.5 -- $50.0 mil	$36.5 mil	$12.0 -- $13.5 mil	$51 -- $56 mil
Operating margin	5.4%	5.4%	5.5%	5.0%	5.7% - 5.8%
EBITDA	$827 -- $837 mil	$833 -- $836 mil	$649 mil	$184 -- $187 mil	$960 -- $980 mil
Net interest income	$3.0 -- $4.0 mil	$3.6 -- $4.1 mil	$2.6 mil	$1.0 -- $1.5 mil	$6 -- $8 mil

Tax rate	38.5% - 38.8%	38.3%	38.3%	38.3%	38.5% - 39.0%
Diluted shares outstanding	178 mil	177 mil	177 mil	180 mil	183 mil

Diluted EPS	$1.87 -- $1.90	$1.91 -- $1.92	$1.51	$0.40 -- $0.41	$2.21 -- $2.26
YOY % change	31% - 33%	34%	38%	21% - 23%	16% - 18%
Capital expenditures	$350 -- $400 mil	$375 -- $385 mil	$272 mil	$103 -- $113 mil	$410 -- $460 mil

*The Company estimates the impact on earnings from the extra week to be $0.06 per share. On a 52-week to 52-week basis, excluding the impact of the extra week in the fourth quarter, the Company expects total sales growth of 11% to 13% and earnings per share growth of 13% to 15%.

The Company is committed to producing positive free cash flow on an annual basis, including sufficient cash flow to fund the 61 stores in its current development pipeline. The following table provides information about the Company's estimated store openings for the next two fiscal years.

	Estimated		Average Square	Ending Square
	Openings	Relocations	Feet per Store	Footage Growth
Fiscal year 2012	24 - 27	1 - 2	35,000	7% - 8%
Fiscal year 2013	28 - 32	2 - 3	35,000	7% - 8%

Over the long term, the Company considers 1,000 stores to be a reasonable indication of its market opportunity in the United States as the Whole Foods Market brand continues to strengthen, consumer demand for natural and organic products continues to increase, and the Company's flexibility on new store size opens up additional market opportunities. The Company believes Canada and the United Kingdom hold great promise as well.

About Whole Foods Market

Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading natural and organic foods supermarket, and America's first national certified organic grocer. In fiscal year 2010, the Company had sales of approximately $9.0 billion and currently has 309 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs approximately 61,000 Team Members and has been ranked for 14 consecutive years as one of the "100 Best Companies to Work For" in America by Fortune magazine.

The Whole Foods Market, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6063

Forward-looking statements

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market's report on Form 10-K for the fiscal year ended September 26, 2010.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is (800) 894-5910, and the conference ID is "Whole Foods."  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Twelve weeks ended		Forty weeks ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
Sales	$ 2,399,781	$ 2,163,181	$ 7,753,954	$ 6,908,400
Cost of goods sold and occupancy costs	1,551,340	1,402,847	5,030,455	4,499,421
Gross profit	848,441	760,334	2,723,499	2,408,979
Direct store expenses	620,588	567,191	2,019,455	1,821,702
Store contribution	227,853	193,143	704,044	587,277
General and administrative expenses	73,073	68,153	237,245	206,629
Operating income before pre-opening and store closure	154,780	124,990	466,799	380,648
Pre-opening expenses	11,784	8,692	29,967	33,137
Relocation, store closure and lease termination costs	2,371	728	6,520	10,452
Operating income	140,625	115,570	430,312	337,059
Interest expense	(266)	(7,421)	(3,882)	(25,757)
Investment and other income	1,938	1,543	6,531	5,236
Income before income taxes	142,297	109,692	432,961	316,538
Provision for income taxes	53,825	43,963	165,824	128,203
Net income	88,472	65,729	267,137	188,335
Preferred stock dividends	--	--	--	5,478
Income available to common shareholders	$ 88,472	$ 65,729	$ 267,137	$ 182,857

Basic earnings per share	$ 0.50	$ 0.38	$ 1.53	$ 1.11
Weighted average shares outstanding	176,444	171,653	174,457	164,529

Diluted earnings per share	$ 0.50	$ 0.38	$ 1.51	$ 1.10
Weighted average shares outstanding, diluted basis	178,610	172,601	176,513	171,395

Dividends declared per common share	$ 0.10	$ --	$ 0.30	$ --

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows:

	Twelve weeks ended		Forty weeks ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
Income available to common shareholders (numerator for basic earnings per share)	$ 88,472	$ 65,729	$ 267,137	$ 182,857
Preferred stock dividends	--	--	--	5,478
Adjusted income available to common shareholders (numerator for diluted earnings per share)	$ 88,472	$ 65,729	$ 267,137	$ 188,335
Weighted average common shares outstanding (denominator for basic earnings per share)	176,444	171,653	174,457	164,529
Potential common shares outstanding:
Assumed conversion of preferred shares	--	--	--	6,176
Incremental shares from assumed exercise of stock options	2,166	948	2,056	690
Weighted average common shares outstanding and potential additional common shares outstanding (denominator for diluted earnings per share)	178,610	172,601	176,513	171,395

Basic earnings per share	$ 0.50	$ 0.38	$ 1.53	$ 1.11
Diluted earnings per share	$ 0.50	$ 0.38	$ 1.51	$ 1.10
Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
July 3, 2011 and September 26, 2010
(In thousands)

Assets	2011	2010
Current assets:
Cash and cash equivalents	$ 289,107	$ 131,996
Short-term investments - available-for-sale securities	247,803	329,738
Restricted cash	86,819	86,802
Accounts receivable	157,162	133,346
Merchandise inventories	348,293	323,487
Prepaid expenses and other current assets	84,143	54,686
Deferred income taxes	103,077	101,464
Total current assets	1,316,404	1,161,519
Property and equipment, net of accumulated depreciation and amortization	1,968,247	1,886,130
Long-term investments - available-for-sale securities	40,255	96,146
Goodwill	662,938	665,224
Intangible assets, net of accumulated amortization	65,736	69,064
Deferred income taxes	51,525	99,156
Other assets	8,446	9,301
Total assets	$ 4,113,551	$ 3,986,540

Liabilities And Shareholders' Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$ 446	$ 410
Accounts payable	228,303	213,212
Accrued payroll, bonus and other benefits due team members	272,447	244,427
Dividends payable	17,700	--
Other current liabilities	337,225	289,823
Total current liabilities	856,121	747,872
Long-term debt and capital lease obligations, less current installments	17,595	508,288
Deferred lease liabilities	341,722	294,291
Other long-term liabilities	52,997	62,831
Total liabilities	1,268,435	1,613,282

Shareholders' equity:
Common stock, no par value, 300,000 shares authorized;
177,186 and 172,033 shares issued and outstanding
in 2011 and 2010, respectively	2,027,016	1,773,897
Accumulated other comprehensive income	5,251	791
Retained earnings	812,849	598,570
Total shareholders' equity	2,845,116	2,373,258
Commitments and contingencies
Total liabilities and shareholders' equity	$ 4,113,551	$ 3,986,540
Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
July 3, 2011 and July 4, 2010
(In thousands)

	Forty weeks ended
	July 3, 2011	July 4, 2010
Cash flows from operating activities
Net income	$ 267,137	$ 188,335
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	219,082	211,073
Loss (gain) on disposition of fixed assets	1,478	(756)
Impairment of long-lived assets	688	2,020
Share-based payment expense	19,090	15,371
LIFO expense (benefit)	6,500	(6,519)
Deferred income tax expense (benefit)	45,916	(7,178)
Excess tax benefit related to exercise of team member stock options	(16,934)	(2,817)
Deferred lease liabilities	42,501	31,322
Other	4,052	(1,679)
Net change in current assets and liabilities:
Accounts receivable	(20,692)	(17,613)
Merchandise inventories	(30,483)	(14,558)
Prepaid expenses and other current assets	(29,262)	7,610
Accounts payable	14,600	13,722
Accrued payroll, bonus and other benefits due team members	27,766	27,771
Other current liabilities	50,191	12,023
Net change in other long-term liabilities	(6,427)	2,803
Net cash provided by operating activities	595,203	460,930
Cash flows from investing activities
Development costs of new locations	(156,048)	(143,379)
Other property and equipment expenditures	(115,530)	(56,388)
Purchase of available-for-sale securities	(924,287)	(888,947)
Sale of available-for-sale securities	1,057,312	536,794
Increase in restricted cash	(17)	(15,791)
Payment for purchase of acquired entities, net of cash acquired	(1,972)	(14,450)
Other investing activities	(2,369)	(1,075)
Net cash used in investing activities	(142,911)	(583,236)
Cash flows from financing activities
Common stock dividends paid	(34,920)	--
Preferred stock dividends paid	--	(8,500)
Issuance of common stock	210,927	43,896
Excess tax benefit related to exercise of team member stock options	16,934	2,817
Payments on long-term debt and capital lease obligations	(490,258)	(210,228)
Net cash used in financing activities	(297,317)	(172,015)
Effect of exchange rate changes on cash and cash equivalents	2,136	335
Net change in cash and cash equivalents	157,111	(293,986)
Cash and cash equivalents at beginning of period	131,996	430,130
Cash and cash equivalents at end of period	$ 289,107	$ 136,144

Supplemental disclosure of cash flow information:
Interest paid	$ 15,060	$ 38,494
Federal and state income taxes paid	$ 144,347	$ 136,195
Non-cash transaction:
Conversion of redeemable preferred stock into common stock	$ --	$ 418,247
Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Earnings before interest, taxes, depreciation and amortization ("EBITDA"), Adjusted EBITDA and Free cash flow as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines Adjusted EBITDA as EBITDA plus non-cash asset impairment charges. The Company defines Free cash flow as net cash provided by operating activities less capital expenditures.

The following is a tabular presentation of the non-GAAP financial measures, EBITDA and Adjusted EBITDA including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Forty weeks ended
EBITDA and Adjusted EBITDA	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
Net income	$ 88,472	$ 65,729	$ 267,137	$ 188,335
Provision for income taxes	53,825	43,963	165,824	128,203
Interest expense, net	(1,672)	5,878	(2,649)	20,521
Operating income	140,625	115,570	430,312	337,059
Depreciation and amortization	66,179	64,278	219,082	211,073
Earnings before interest, taxes, depreciation & amortization (EBITDA)	206,804	179,848	649,394	548,132
Impairment of assets	107	145	688	2,020
Adjusted EBITDA	$ 206,911	$ 179,993	$ 650,082	$ 550,152

The following is a tabular reconciliation of the Free cash flow non-GAAP financial measure.
	Twelve weeks ended		Forty weeks ended
Free cash flow	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
Net cash provided by operating activities	$ 192,386	$ 117,947	$ 595,203	$ 460,930
Development costs of new locations	(66,597)	(32,413)	(156,048)	(143,379)
Other property and equipment expenditures	(35,400)	(20,333)	(115,530)	(56,388)
Free cash flow	$ 90,389	$ 65,201	$ 323,625	$ 261,163
CONTACT: Cindy McCann
         VP of Investor Relations
         512.542.0204